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                                                                   EXHIBIT 99.1

                             Contact: John Sieg
                                      Cambridge Industries, Inc.
                                      248-616-6706
                                      jsieg@corporate.cambrinc.com

                                      Erin Millerschin
                                      Auto PR
                                      248-377-4354

FOR IMMEDIATE RELEASE


                   Cambridge Industries, Inc. to Pursue Sale

MADISON HEIGHTS, MICH., FEBRUARY 14 -- The Cambridge Industries' Board of Directors has approved the decision to solicit buyers for the company, either in whole or in part, and has engaged the investment banking firm of Morgan Stanley Dean Witter & Co. to manage the sale process.

"Cambridge has undertaken these actions for various strategic reasons," said Richard Crawford, founder and chairman of Cambridge Industries. "Our OEM customers have recognized the strength of the company's technology and manufacturing abilities by selecting Cambridge to supply products for critical new program launches in the years ahead. To satisfy this dramatic increase in our business, the company needs significant funding to pay for new equipment and facilities. After reviewing various financing alternatives, we have decided that the best way to meet the company's funding requirements, while protecting the needs of our customers, is to find buyers for some of our ongoing operations or, if the right opportunity presents itself, the entire business.

"Over the past week, articles in the press have speculated on the company's financial condition and reports that Cambridge is for sale," said Crawford. "It is not the company's policy to comment on rumors and speculation. However, the company has recently experienced short term liquidity problems and is working with its customers, suppliers and lenders to obtain the funding necessary to permit the sales process to be completed and the company to operate and launch programs in the ordinary course of its business. We are making progress in these negotiations and expect that they will be concluded shortly."

The company anticipates providing further information on the sales process in the second quarter of the year.

Headquartered in Madison Heights, Mich., Cambridge Industries is a Tier 1 plastic composites supplier to the automotive, light and commercial truck, and industrial products markets. Cambridge Industries has 18 facilities in the U.S., Canada, and South America.


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